Exhibit 99.1

The First Bancorp Declares Fourth Quarter Dividend
DAMARISCOTTA, Maine - (BUSINESS WIRE) - December 20, 2018 - The Board of Directors of The First Bancorp (NASDAQ: FNLC), the parent company of First National Bank, today declared a quarterly dividend of 29 cents per share. This fourth quarter dividend is payable January 31, 2019, to shareholders of record as of January 10, 2019. Based on the December 19, 2018 closing price of $25.83 per share, the annualized dividend of $1.16 per share translates to a yield of 4.49%.
“The Company has reported record operating results in each of the past seven quarters,” noted President & Chief Executive Officer, Tony C. McKim. “I am pleased to share this success with our shareholders in the form of a generous dividend, a factor recognized by our Board of Directors as a key component in the total valuation of our stock.”
The First Bancorp, headquartered in Damariscotta, Maine, is the holding company for First National Bank. Founded in 1864, the Bank serves Mid-Coast and Down East Maine with 16 offices in Lincoln, Knox, Hancock, Penobscot and Washington Counties. The Bank provides a full range of consumer and commercial banking products and services. First Advisors, a division of First National Bank, provides investment management and trust services from five offices in Lincoln, Knox, Penobscot and Hancock Counties.
Forward-looking and cautionary statements: except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially, as discussed in the Company's filings with the Securities and Exchange Commission.
For more information, please contact Richard M. Elder, EVP & Chief Financial Officer of First National Bank, at 207.563.3195 x2087.